                                                                    EXHIBIT 13.4

                             FEDERAL RESERVE BOARD
                              Washington, DC 20551

                         ------------------------------

                                   FORM 10-QSB

(Mark One)

  X      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
-----    EXCHANGE ACT OF 1934

         For the quarterly period ended March 31,1997


         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
-----    EXCHANGE ACT OF 1934

         For the transition period from            to
                                        ----------    ----------



                              Old North State Bank
             ------------------------------------------------------
             {Exact name of registrant as specified in its charter}


          North Carolina                                  56-1626002
---------------------------------           ------------------------------------
  {State or other jurisdiction              {IRS Employer Identification Number}
of incorporation or organization}


161 South Stratford Road, Winston-Salem, NC                  27104
-------------------------------------------          --------------------
 {Address of Principal executive offices}                  {Zip Code}


       Registrant's telephone number, including area code: (910) 631-3900



         Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and
(2) has been subject to such filing requirements for the last 90 days.
YES  X    NO     .
   -----    -----

         State the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.


                 1,582,678 shares outstanding as of May 9,1997
                 ---------------------------------------------

Transitional Small Business Disclosure Format            YES       NO  X
                                                            -----    -----

                              OLD NORTH STATE BANK




                                     INDEX


                                                                                      Page
                                                                                     Number
                                                                                     ------
Part I.  FINANCIAL INFORMATION

             Item 1. Financial Statements

                           Consolidated Balance Sheets, March 31, 1997
                           (Unaudited), and December 31, 1996                            3

                           Consolidated Statements of Income, Three Months Ended
                           March 31, 1997 and 1996 (Unaudited)                           4

                           Consolidated Statements of Cash Flows, Three Months
                           Ended March 31, 1997 and 1996 (Unaudited)                     5

                           Consolidated Statement of Changes in Stockholder's
                           Equity, Three Months Ended March 31, 1997 and 1996
                           (Unaudited)                                                   6

                           Notes to Consolidated Financial Statements                  7-8

             Item 2. Management's Discussion and Analysis of
                     Financial Condition and Results of Operations                    9-11

Part II. OTHER INFORMATION                                                              12

SIGNATURES                                                                              13

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                 (Unaudited)
                                                                   March 31       December 31
                                                                     1997             1996
                                                                -------------    -------------
ASSETS

Cash and due from banks                                         $   4,716,474    $   4,409,195
Interest-bearing deposits with banks                                  261,316          154,964
Federal funds sold                                                  3,025,000                0
Investment securities available for sale                           34,647,463       33,338,179
Investment securities to be held to maturity; market value of
  $4,080,130 in 1997 and $4,100,003 in 1996                         4,146,132        4,146,321
Loans, net of allowance for credit losses of $1,026,150
  in 1997 and $1,000,000 in 1996                                   84,949,999       82,848,597
Property and equipment                                              2,355,050        2,424,074
Accrued income                                                      1,086,790        1,014,675
Other assets                                                        2,085,772        1,908,602
                                                                -------------    -------------
                                                                $ 137,273,996    $ 130,244,607
                                                                =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Demand deposits                                                 $  15,352,212    $  18,532,416
Interest-bearing demand deposits                                   13,327,278       12,830,570
Savings deposits                                                   16,423,717       15,795,893
Large denomination time deposits                                   17,286,703       15,057,971
Other time deposits                                                49,829,927       47,884,021
                                                                -------------    -------------
  Total deposits                                                  112,219,837      110,100,871

Federal funds purchased and securities sold under
  agreements to repurchase                                          2,573,101        2,824,832
Long-term debt                                                     10,016,667        4,908,333
Accrued interest payable                                              864,979          941,875
Other liabilities                                                     244,924          292,951
                                                                -------------    -------------
                                                                  125,919,508      119,068,862
                                                                -------------    -------------

COMMITMENTS AND CONTINGENCIES

Stockholders' equity:
Common stock, $5 par value; 2,000,000 shares
  authorized; 1,582,678 and 1,580,978
  issued in 1997 and 1996 respectively                              7,913,390        7,904,890
Surplus                                                             2,851,025        2,850,260
Retained earnings                                                     855,183          529,325
Unrealized appreciation (depreciation) on investment
  securities available for sale, net of income taxes                 (265,110)        (108,730)
                                                                -------------    -------------
                                                                   11,354,488       11,175,745
                                                                -------------    -------------
                                                                $ 137,273,996    $ 130,244,607
                                                                =============    =============

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME                                   (Unaudited)
Three months ended March 31, 1997, 1996
--------------------------------------------------------------------------------

                                                                Three Months Ended
                                                             March 1997     March 1996
                                                            -----------    -----------
Interest income:
  Loans and fees on loans                                   $ 2,001,194    $ 1,704,638
  Federal funds sold                                             21,871         33,177
  Investment securities:
    Taxable                                                     559,046        590,818
    Exempt from federal income tax                               25,856          4,200
  Deposits with banks                                             4,968          6,717
                                                            -----------    -----------
                                                              2,612,935      2,339,550
                                                            -----------    -----------

Interest expense:
  Interest on deposits                                        1,032,311      1,031,721
  Interest on federal funds purchased and securities
    sold under agreements to repurchase                          31,378         14,443
  Interest on other borrowed funds                              129,273         51,740
                                                            -----------    -----------
                                                              1,192,962      1,097,904
                                                            -----------    -----------

    Net interest income                                       1,419,973      1,241,646

Provision for credit losses                                      25,000         60,000
                                                            -----------    -----------
    Net interest income after provision for credit losses     1,394,973      1,181,646
                                                            -----------    -----------

Other income:
  Service charges on deposit accounts                           134,568        118,593
  Securities gains (losses)                                     (29,002)             0
  Other income                                                   27,569        140,551
                                                            -----------    -----------
                                                                133,135        259,144
                                                            -----------    -----------

Other expense
  Salaries and employee benefits                                566,762        536,420
  Occupancy expense                                             121,285        117,482
  Equipment expense                                              75,008         69,931
  Other expense                                                 301,781        308,477
                                                            -----------    -----------
                                                              1,064,836      1,032,310
                                                            -----------    -----------

    Income before income taxes and cumulative
      effect of a change in accounting principle                463,272        408,480

Income tax expense                                              137,414        117,045
                                                            -----------    -----------

    Net income                                              $   325,858    $   291,435
                                                            ===========    ===========

Per share amounts:

    Net income                                              $      0.21    $      0.19
                                                            ===========    ===========

-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS                               (Unaudited)
Three months ended March 31, 1997, 1996
-------------------------------------------------------------------------------

                                                                     1997           1996
                                                                 -----------    -----------
Cash flows from operating activities:
 Net income                                                      $   325,858    $   291,435
 Adjustments to reconcile net income to net cash
   provided by operations:
     Depreciation and amortization                                    79,461         67,478
     Provision for credit losses                                      25,000         60,000
     Other valuation provision                                             0              0
     Deferred income taxes                                            83,491        117,116
     Net realized (gains) losses on securities                        29,002              0
     Accretion of discount on securities, net of
     amortization of premiums                                          1,505        (47,655)
     Changes in assets and liabilities:
       Accrued income                                                (72,115)        (1,614)
       Other assets                                                 (177,170)      (181,621)
       Accrued interest payable                                      (76,896)      (128,584)
       Other liabilities                                             (48,027)      (116,331)
                                                                 -----------    -----------
Net cash provided by operating activities                            170,109         60,224
                                                                 -----------    -----------

Cash flows from investing activities:
 Net (increase) decrease in interest-bearing deposits in banks      (106,352)       116,669
 Net (increase) decrease in federal funds sold                    (3,025,000)      (935,000)
 Purchases of securities                                          (3,993,547)    (8,819,158)
 Sales of securities                                               1,891,466              0
 Maturities of securities                                            522,608      6,103,214
 Net increase in loans                                            (2,126,402)    (1,710,257)
 Purchases of property and equipment                                 (10,437)       (84,304)
                                                                 -----------    -----------
   Net cash used in investing activities                          (6,847,664)    (5,328,836)
                                                                 -----------    -----------

Cash flows from financing activities:
 Net increase (decrease) in demand, savings and NOW deposits      (2,055,672)     2,531,481
 Net increase (decrease) in time deposits                          4,174,638       (742,252)
 Net increase (decrease) in federal funds purchased and
   securities sold under agreements to repurchase                   (251,731)    (1,121,704)
 Proceeds from (repayment of) long-term debt                       5,108,334      5,000,000
 Dividends paid                                                            0              0
 Proceeds from issuance of common stock                                9,265              0
                                                                 -----------    -----------
   Net cash provided by financing activities                       6,984,834      5,667,525
                                                                 -----------    -----------
   Net increase in cash and cash equivalents                         307,279        398,913

Cash and cash equivalents, beginning                               4,409,195      5,054,158
                                                                 -----------    -----------
Cash and cash equivalents, ending                                $ 4,716,474    $ 5,453,071
                                                                 ===========    ===========

Supplemental disclosure of cash flow information:
 Interest paid                                                   $ 1,269,858    $ 1,224,488
                                                                 ===========    ===========
 Taxes paid                                                      $    59,273    $    31,623
                                                                 ===========    ===========
Supplemental schedule of noncash investing activities:
 Other real estate acquired in settlement of loans               $    55,500    $         0
                                                                 ===========    ===========
 Net noncash assets acquired for common stock                    $         0    $         0
                                                                 ===========    ===========

-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY          (Unaudited)
Three months ended March 31, 1997, 1996
-------------------------------------------------------------------------------

                                                                                                 Unrealized
                                                                                                Appreciation
                                            Common Stock                          Retained     (Depreciation)
                                        Shares        Amount         Surplus      Earnings      on Securities        Total
                                      ---------     ----------     ----------     --------        ---------      ------------
Balance, January 1, 1996              1,572,171     $7,860,855     $1,846,297     $503,016        $  34,472      $ 10,244,640

Net income                                                                         291,435                            291,435

Unrealized depreciation
 on investment securities
 available for sale, net
 of taxes                                                                                          (221,653)         (221,653)
                                      ---------     ----------     ----------     --------        ---------      ------------
Balance, March 31, 1996               1,572,171     $7,860,855     $1,846,297     $794,451        $(187,181)     $ 10,314,422
                                      =========     ==========     ==========     ========        =========      ============




Balance, January 1, 1997              1,580,978     $7,904,890     $2,850,260     $529,325        ($108,730)     $ 11,175,745

Net income                                                                         325,858                            325,858
Stock options exercised                   1,700          8,500            765                                           9,265
Net change in unrealized
 depreciation on investment
 securities available for sale,
 net of taxes                                                                                      (156,380)         (156,380)
                                      ---------     ----------     ----------     --------        ---------      ------------
Balance, March 31, 1997               1,582,678     $7,913,390     $2,851,025     $855,183        ($265,110)     $ 11,354,488
                                      =========     ==========     ==========     ========        =========      ============

                              OLD NORTH STATE BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1. BASIS OF PRESENTATION - The accompanying unaudited financial statements were prepared in accordance with instructions for Form 10-QSB and therefore, do not include all disclosures required by generally accepted accounting principles for a complete presentation of financial statements. In the opinion of management, the financial statements contain all adjustments necessary to present fairly the financial condition of Old North State Bank as of March 31, 1997 and December 31, 1996, the results of operations for the three months ended March 31, 1997 and 1996, and its cash flows for the three months ended March 31, 1997 and 1996. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results expected for the full year.

Old North State Bank is located in Winston-Salem, North Carolina . Old North State Investments, Inc. (a wholly-owned subsidiary of the Bank) sells mutual funds and annuities. The accounting policies as set forth below are those followed by the Bank in addition to the accounting policies as set forth in Note 1 of Old North State's annual financial statements previously furnished in connection with the registration of filing to become a member of the Federal Reserve Bank.

PRESENTATION OF CASH FLOWS: For purposes of reporting cash flows, cash and due from banks includes cash and amounts due from depository institutions (including cash items in process of clearing). Overnight interest-bearing deposits, and federal funds sold are shown separately. Cash flows from demand deposits, NOW accounts and savings accounts are reported net since their original maturities are less than three months. Loans and time deposits are reported net per FASB statement no. 104. Federal Funds purchased are shown separately.

INVESTMENT SECURITIES: Investment securities classified as held to maturity are those debt securities that the Bank has the ability and intent to hold to maturity. Accordingly, these securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest-method over their contractual lives.

Investments classified as available for sale are intended to be held for indefinite periods of time and include those securities that management may employ as part of asset/liability strategy or that may be sold in response to changes in interest rates, prepayments, regulatory capital requirements or similar factors. These securities are carried at the lower of amortized cost or market value. Gains and losses on the sales of such securities are determined by the specific-identification method.

LOANS: Loans are stated at the amount of unpaid principal, reduced by unearned discount and fees, and an allowance for loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The Bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance balance.

Activity in the allowance for loan losses for the three months ended March 31, 1997 and March 31, 1996 follows:

                                                    March 31, 1997       March 31, 1996
                                                    --------------       --------------
Balance at beginning of year                           1,000,000            980,993
Add provision charged to expense                          25,000             60,000
Less loans charged-off net of recoveries                   1,150            (70,484)
                                                       ---------            -------
                                                       1,026,150            970,509
                                                       =========            =======

Interest on all loans is accrued daily on the outstanding balance. Accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful.


NOTE 2. EARNINGS PER SHARE - Earnings per share for the three months ended March 31, 1997 and 1996, were calculated by dividing net income by the weighted average number of shares outstanding during the period.


NOTE 3. BALANCE SHEETS - The Balance Sheet at December 31, 1996, has been taken from the audited financial statements at that date.


NOTE 4. RECLASSIFICATIONS - For comparative purposes, there may be certain amounts in the 1996 consolidated financial statements which have been reclassified to conform with the classifications used in 1997. Such reclassifications have no effect on net income or stockholders' equity as previously reported.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  INTRODUCTION

This discussion, analysis and related financial information are presented to explain the significant factors which affected Old North State Bank's financial condition and results of operations for the three months ending March 31, 1997, and March 31, 1996. This discussion should be read in conjunction with the financial statements and related notes appearing on Pages 3-8 of this report.

Old North State Bank ("Bank") a state Chartered Bank, is located in Winston-Salem, North Carolina. The Bank originally started on August 14, 1989 and originated in King, North Carolina. On December 28, 1995, Piedmont BancShares Corporation was merged with and into Old North State Bank. At the time of merger Old North State retained the wholly owned subsidiary, Enterprise Financial Service Corporation and that name was changed to Old North State Investments, Inc.

Effective April 1, 1996 the "Bank" became a member of the Federal Reserve Bank.

On March 14, 1997, LSB Bancshares, Inc. and Old North State Bank signed a Definitive Agreement to merge. Under this agreement, LSB will acquire Old North State Bank. Currently all requlatory requirements are being fulfilled and the proper approval is being obtained. It is anticipated the final merger date will take place in the third quarter of 1997.

                                   HIGHLIGHTS

Net income for the quarter ended March 31, 1997, was $325,858 or $.21 per average share outstanding compared to $291,435 or $.19 per average share outstanding for the same quarter in 1996.

On March 31, 1997, Old North State's assets totaled $137,273,996 compared to $130,244,607 on December 31, 1996. Net loans were $84,949,999 compared to $82,848,597 on December 31, 1996. Total deposits on March 31, 1997, were $112,219,837 compared to $110,100,871 at the end of 1996. Stockholders' equity after adjustment for unrealized losses on securities available for sale as required by FASB 115 increased by $178,743 or 1.60% resulting in a March 31, 1997 book value of $7.17 per share, up from $7.07 per share on December 31,1996.

              Financial Condition, Liquidity and Capital Resources

                                  INVESTMENTS

The Bank maintains a portfolio of securities as part of its asset/liability and liquidity management programs which emphasize effective yields and maturities to match its needs. The composition of the investment portfolio is examined periodically and appropriate realignments are initiated to meet liquidity and interest rate sensitivity needs for the Bank.

As of January 1, 1994, the Bank adopted the provisions of FASB Statement No. 115, Accounting for Certain Investment in Debt and Equity Securities. Statement 115 requires that management determine the appropriate classification of securities at the date of adoption, and thereafter at the date individual investment securities are acquired and that the appropriateness of such classification be reassessed at each balance sheet date. Since the company does not buy investment securities in anticipation of short-term fluctuations in market prices, the investment securities have been classified as held-to-maturity and available-for-sale in accordance with Statement 115. Held-to-maturity securities are those securities which the Bank has the positive intent and ability to hold to maturity and are stated at amortized cost. Available-for-sale securities are stated at fair value, and unrealized holding gains and losses, net of the related deferred tax effect, are reported as a separate component of stockholders' equity.

Investment in held-to-maturity securities of $4,146,132 consisted of Municipal obligations (Apex, Kannapolis, Stokes, Polk and Forysth Counties, NC) with medium-term maturities, FHLMC and FNMA participation's with medium-term maturities and Wachovia Bank of North Carolina, N.A. notes which mature in March , 1999. Investment in available-for-sale securities of $34,647,463 consisted of
U. S. Treasury obligations with maturities of under four years, U. S. Governmental Agency obligations with medium-term maturities and stock in the Federal Reserve Bank and the Federal Home Loan Bank. Interest and dividends on securities were $584,902 for the first quarter of 1997 compared to $595,018 for the same period in 1996.

                                     LOANS

Net loans outstanding on March 31, 1997, were $84,949,999 compared to $82,848,597 on December 31, 1996. The Bank maintains a loan portfolio of commercial and consumer loans diversified among various industries and professions. Approximately 62% of the Bank's loans as of March 31, 1997, float with the Bank's prime rate or other appropriate internal and external indices.

                                    DEPOSITS

Deposits on March 31, 1997, were $112,219,837 compared to $110,100,871 on
December 31,1996.

The 1997 total comes from a broad base of approximately 10,000 accounts. Interest-bearing deposits represented 86.3% of the 1997 quarter-end deposits versus 83.2% at December 31,1996.

                              STOCKHOLDERS' EQUITY

Old North State Bank maintains a strong capital position which exceeds all capital adequacy requirements of Federal regulatory authorities. Under the risk-based capital guidelines, the Bank's ratios of core capital to risk-weighted assets were 11.2% on March 31, 1997, and 11.2% on December 31,1996. Total capital equals 12.2% of risk-based assets on March 31,1997, and 12.5% on December 31, 1996. The Bank's capital ratios thus well exceeded the minimums of 4% for core capital and 8% for total capital set by banking regulators.

The Bank also exceeds all capital requirements under the leverage guidelines with the Bank's ratio of core capital to total average assets totaling 7.9% on March 31,1997, and 7.8% on December 31,1996.

There have been no cash or stock dividends declared during 1996.

                                 ASSET QUALITY

The notes to financial statements on pages 7-8 provide details of the activity in the allowance for possible loan losses.

The provision for possible loan losses charged to operations was $25,000 in the first quarter of 1997 compared to $60,000 for the first quarter of 1996. The reserve for loan losses on March 31,1997, was $1,026,150 or 1.19% of period-end loans. The Bank has continued to maintain a minimum of 1% of period-end loans as a reserve for possible loan losses.

The level of reserve is established based upon management's evaluation of portfolio composition, current and projected national and local economic conditions and results of independent reviews of the loan portfolio by internal and external examination. Management recognizes the inherent risks associated with commercial and consumer lending, including whether or not a borrower's actual results of operations will correspond to those projected by the borrower when the loan was funded; economic factors such as the number of housing starts and increases in interest rates, etc.; depression of collateral values; and completion of projects within the original cost and time estimates. As a result, management continues to actively monitor the Bank's asset quality and lending policies. Management believes that its loan portfolio is diversified so that a downturn in a particular market or industry will not have a significant impact on the loan portfolio or the Bank's financial condition. Management believes that its provision and reserve offer an adequate allowance for future loan losses and provide a sound reserve for the loan portfolio.

At March 31,1997, the Bank had loans totaling approximately $221,000 in nonaccrual status.



                       INTEREST SENSITIVITY AND LIQUIDITY

One of the principal duties of the Asset/Liability Management Committee is management of interest rate risk. The Bank utilizes quarterly asset/liability reports prepared by a regional correspondent bank to project the impact on net interest income that might occur with hypothetical interest rate changes. The committee monitors and manages asset and liability strategies and pricing.

Another function of the Asset/Liability Committee is maintaining adequate liquidity and planning for future liquidity needs. Having adequate liquidity means the ability to meet current needs, including deposit withdrawals and loan commitments, in an orderly manner without sacrificing earnings. The Bank funds its investing activities, including making loans and purchasing investments, by attracting deposits and utilizing short-term borrowings when necessary.

At March 31, 1997, the liquidity position of the Bank was strong, with short-term liquid assets of $7,210,782. In addition, the Bank has six lines of credit with correspondent banks totaling $22,000,000 to provide supplemental liquidity. At March 31, 1997, $11,983,333 was available under the lines of credit.

                          PART II - OTHER INFORMATION



Item 1.  Legal Proceedings

         No significant changes in legal proceedings occurred during the quarter.

Item 2.  Changes in Securities

         Not Applicable.

Item 3.  Defaults Upon Senior Securities

         Not Applicable.

Item 4.  Submissions of Matters to a Vote of Security Holders

         Not Applicable.

Item 5.  Other Information

         Not Applicable.

Item 6.  Exhibits and Reports on Form 8-K

         (a.)     Exhibits

                  None

         (b.)     Reports on 8-K

                  None

                                   SIGNATURES


Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed in its behalf by the undersigned thereunto duly authorized.


                                    OLD NORTH STATE BANK
                                    --------------------
                                        (Registrant)



Date                                /s/ Robert E. Marziano
     -------------------------      ----------------------------------
                                    Robert E. Marziano
                                    President and CEO



Date:                               /s/ Charles V. Darnell
     -------------------------      ----------------------------------
                                    Charles V. Darnell
                                    Sr. Vice-President and CFO